III COMPLIANCE POLICIES
A. Code of Ethics
Robeco Weiss Peck & Greer Investments (“Robeco WPG”), Robeco Boston Partners (“Robeco BP”), each a division of Robeco Investment Management, Inc. (and together “RIM”) and Robeco Securities, LLC, (together “RUSA”), have built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or the CD.
A.	APPLICABILITY AND DEFINITIONS
This Code and all sections, unless specifically noted otherwise, apply to all Supervised Persons.
“Supervised Persons” for purposes of this Code means:
1.	Directors, and officers of RUSA (or other persons occupying a similar status or performing similar functions);
2.	Employees of RIM and registered representatives of Robeco Securities LLC (collectively “Employees”);
3.	Any other person who provides investment advisory advice on behalf of RUSA and is subject to RUSA’s supervision and control; and
4.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.
“Access Person” for purposes of this Code means any Supervised Person:
1.	Who has access to non-public information regarding any client’s purchases or sales of securities, or
2.	Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or private investment fund managed by RIM (“client accounts”); or
3.	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or
4.	Who is a director or officer of RUSA, by virtue of the fact that RIM’s primary business is providing investment advice. Excepted from this requirement are Management Board Directors of RIM who are not involved in the day-to-day business activities of the firm or have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Robeco Investment Funds’ directors who are not employees of RIM nor have access to confidential information regarding client securities holdings, transactions or recommendations; or
5.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.
The CD will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any status change.
B.	STANDARDS OF BUSINESS CONDUCT
The following principles are intended to guide in the applicability of this Code of Ethics:
1.	RIM is a fiduciary and its Supervised Persons have a duty to act for the benefit of RIM’s clients and shall at all times place the financial interests of the client ahead of itself;
2.	RUSA holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	RUSA fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.
C.	COMPLIANCE WITH FEDERAL SECURITIES LAWS
All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.
Supervised Persons must never:
•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.
D.	CONFLICTS OF INTEREST
As a fiduciary, RIM has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of RIM’s clients. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.
The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:
•	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

•	No Supervised Person shall use knowledge about pending or currently considered client securities transactions to profit personally as a result of such transactions.

•	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

•	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid abuse of that individual’s position of trust and responsibility.
E.	CONFIDENTIALITY
RUSA generates, maintains, and possesses information that it views as proprietary, and it must be held strictly confidential by all Supervised Persons. This information includes, but is not limited to:
•	the financial condition and business activity of RUSA or any enterprise with which RUSA is conducting business.

•	investment management agreements and partnership agreements;

•	client lists and client specific information;

•	holdings in client accounts;

•	research analyses and trading strategies;

•	investment performance;

•	internal communications;

•	legal advice; and

•	computer access codes.
Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for RUSA, its clients, and the Supervised Person who breached the confidence.

In order to safeguard RUSA’s proprietary information, Supervised Persons are expected to abide by the following:
•	Never share proprietary information with anyone at RUSA except on a needs-to-know basis.

•	Never disclose proprietary information to anyone outside of RUSA, except in connection with RUSA’s business and in a manner consistent with the client’s interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law.

•	Disclosing proprietary information in connection with RUSA’s business is permissible in accordance with RIM’s Selective Disclosure Policy, RIM’s Investment Recommendations Policy, RIM’s Privacy and Disposal Policy, and RIM’s Media Policy.

•	Never remove any proprietary information from RUSA’s premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Supervised Person or in a secure place at all times and returned promptly to RUSA’s premises);

•	Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by RIM;

•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

•	Never disclose computer or voicemail passwords or website access codes to anyone else at RUSA or outside of RUSA; and
RUSA’s restrictions on the use of proprietary information continue in effect after termination of employment with RIM, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and RIM or any of its affiliates shall supersede this general restriction, to the extent applicable.
Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the General Counsel or the CCO.
F.	EMPLOYEE PERSONAL SECURITIES MONITORING
DEFINITIONS
“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange trades funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub advised by RIM, or Robeco-Sage, its affiliates or, in general, any interest or investment commonly known as a security.
“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or sub-advised by RIM or its affiliates, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).
“Investment Personnel” shall include portfolio managers, securities analysts, traders and any other person who provides information or advice to portfolio managers, or who helps execute or implement the portfolio manager’s decisions as designated by the CD.
“Beneficial Interest” shall include any Covered Security in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:
•	accounts personally held by the Supervised Person;

•	accounts held by the Supervised Person’s immediate family members related by blood or marriage sharing the same household;

•	any person or organization (such as an investment club) with whom a Supervised Person has an opportunity to directly or indirectly share in any profit from a transaction in a Covered Security; or

•	any trusts of which a Supervised Person is trustee.
“Designated Broker/Dealer” is one who has contracted with RIM to make available Supervised Persons’ investment accounts, statements and confirmations via electronic download. A list of designated broker/dealers is available upon request from the CD.
“Outside Account” shall include any Supervised Person’s Covered Securities account not held at a Designated Broker/Dealer.
1.	ACCESS TO SUPERVISED PERSONS’ ACCOUNTS, CONFIRMATIONS AND STATEMENTS

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with a Designated Broker/Dealer, unless prior written permission to maintain account(s) outside of a Designated Broker/Dealer has been granted by the CD. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to the CD.

All Supervised Persons whose accounts are custodied outside of RIM’s Designated Broker/Dealer(s) must instruct their broker to submit copies of confirmations and/or account statements to:
Robeco Investment Management
Compliance Department
P.O. Box 962188
Boston, MA 02196-2188
The CD will supervise the review of all confirmations and/or account statements to ensure the required pre-approvals were obtained and to verify the accuracy of the information submitted in the quarterly reports.
2.	INVESTMENT ACTIVITIES
•	Supervised Persons may not offer investment advice or manage any person’s portfolio in which he/she does not have a beneficial interest without prior written approval.

•	Supervised Persons may not participate in an investment club without prior written approval.
3.	PRE-CLEARANCE

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:
A.	Covered Securities Transactions

Mandatory written/electronic pre-clearance prior to the execution of any transaction involving a Covered Security. The CD may approve transactions. See Section 6 for exemptions.

B.	Approvals

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

C.	Initial Public Offering (IPO) Transactions

Mandatory written/electronic pre-clearance prior to participation in an IPO, except for Government Bonds and Municipal Securities. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

D.	Private Limited Opportunity Investments

Mandatory written/electronic pre-clearance prior to the execution of any private limited opportunity investment in a security. Private limited opportunity investments include, but are not limited to, private investments in hedge funds and Delaware Statutory Trusts, as well as any private business investment in a security, including a family business. Any questions regarding whether or not a particular investment requires written/electronic consent should be addressed with the CD prior to investment. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

E.	Short Sales/Cover Shorts/Options

Mandatory written/electronic pre-clearance prior to execution of any personal transaction involving a short position or option position. Supervised Persons may not sell a security short if it is currently held long in a client account. This prohibition includes writing naked call options or buying naked put options. Approval is determined based on the underlying security and transactions are subject to all blackout policies including the short term profit prohibition.

F.	Gifts of Securities

Gifts of securities do not need pre-clearance but must be reported on quarterly transaction and annual holdings statements.
4.	HOLDING PERIODS

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:
A.	Supervised Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

B.	Multiple purchases/sales of the same or equivalent security will be considered on a First-In-First-Out (“FIFO”) basis.

C.	Closing transactions resulting in a loss may be made after a holding period of one day.

D.	Day trading is prohibited.
5.	BLACK OUT PERIODS
A.	No purchase or sale of any Covered Security for which an open order currently exists.

B.	Investment Personnel are prohibited from purchasing or selling any Covered Security for which they have responsibility for a Client Transaction or should have knowledge that the security may be under active consideration within 3 days before a “Client Transaction.”

C.	Supervised Persons are prohibited from purchasing or selling any Covered Security that is also held in client accounts within 3 calendar days after a “Client Transaction.”

“Client Transaction” is generally defined as any trade across all or a significant number of portfolios in one strategy whereby the Covered Security: 1) has been newly established, or 2) the percent holding has been increased or decreased, 3) or a new account is being funded and a significant position, as determined by RIM, is being established.
6.	EXEMPT TRANSACTIONS

Outlined below are certain exemptions to the Code; however, such exemptions may be withheld by RIM in its sole discretion. Additional exceptions may be permitted on a case-by-case basis to any provision in this Code when the circumstances of the situation strongly support an exemption.
A.	Black Out Period Exemptions

The following transactions are exempt from the Black Out Period provisions as defined in Section 5.

Covered Security transactions for which a Supervised Person has requested and received preclearance from the CD and for which the Supervised Person is not the Portfolio Manager or other Investment Person directly responsible for recommending, approving/initiating, or executing the client transaction.

B.	Pre-Clearance and Black Out Period Exemptions
The following transactions are exempt from the Pre-Clearance provisions as defined in Section 3 and from the Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from Holding Period provisions as defined in Section 4 or from the Reporting provisions as defined in Section 7.

1. Purchases and Sales of shares of mutual funds advised or sub-advised by RIM or its affiliates.

2. Purchases and sales involving a long* position in a common stock, exchange-traded fund, or a closed end fund when:
i)	the market cap is in excess of $3 billion; AND

ii)	the aggregate share amount across all beneficially owned accounts is 1,000 shares or fewer over a 30-day period.

*	Note, this exemption does not apply to short positions or options.
C.	Pre-Clearance, Holding, and Black Out Period, Period Exemptions
The following transactions are exempt from all Pre-Clearance provisions defined in Section 3, Holding Period provisions as defined in Section 4, and Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from the Reporting provisions as defined in Section 7.
1.	Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than RIM) on behalf of a Supervised Person and a letter stating such is maintained in the file.

2.	Purchases and sales of Exchange traded funds (“ETFs”) or options on ETFs. (*Exemption applies to 30 day hold for profit, does not apply to prohibition of day trading. Day trading of ETFs or options on ETFs is prohibited.)

3.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

4.	Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.	Systematic investment plans provided the CCO, or designee, has been previously notified of the participation in the plan;

6.	Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights);

7.	Transactions by an Investment Person acting as a portfolio manager for, or who has a beneficial interest in an investment limited partnership or investment company where RIM is the contractual investment adviser or for or any account in which RIM has a proprietary interest.
7.	REPORTING REQUIREMENTS

A. Quarterly Transaction Reports

All Supervised Persons must submit to the CD a report of every Covered Security transaction, IPO, Private Limited Opportunity Investment, and Gift of Covered Securities in which they received/participated or in which they beneficially owned/participated during the calendar quarter no later than 30 days after the end of that quarter.

The report shall include the following:
1.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank through which the transaction was effected;

5.	Factors relevant to a potential conflict of interest, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by an investment company, private account, or limited investment partnership managed by RIM.

6.	With respect to any account established by an Access Person during the quarter, the name of the broker, dealer, or bank with whom the account was established;

7.	The date the account was established; and

8.	The date the report was submitted.
ACCOUNTS HELD AT DESIGNATED BROKER/DEALERS EXCEPTION

For securities transactions for which the CD has direct access through a Designated Broker/Dealer electronic confirmation, such electronic access is deemed to be sufficient reporting to comply with the above requirement. It is the responsibility of each Supervised Person to verify that the Compliance Department has this required access prior to taking advantage of this exception.

B. Initial Holdings Report

All Access Persons shall disclose to the CD, no later than 10 days after becoming an Access Person, a listing of Covered Securities beneficially owned as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted.
The CD will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.

C. Annual Holdings Reports

Annually, on a date determined by the CD, Access Persons shall deliver to the CD, a listing of Covered Securities beneficially owned that must be current as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

The CD will review all Annual Holdings Reports in an effort to understand the full nature of the Access Person’s current holdings.

8.	RESTRICTED SECURITIES LIST

The CD maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between RUSA or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify Legal or the CD. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by Legal.

If it is determined that the Supervised Person is in possession of material, non-public information, the CD will establish a “Protective Wall” around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the Legal Department. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the Legal Department.

When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction. The CD maintains procedures for adding securities to the Restricted List as well as, monitoring, and removal of those securities from the list.

9.	ACTIVITY REVIEW

RUSA has adopted an approach requiring the CD to monitor employee trading activity with particular focus on trading which may be unusual for a particular Supervised Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Supervised Persons are expected to devote their full time and attention to their work responsibilities. RUSA may take steps to curtail an individual’s trading activity if, in the judgment of the appropriate department manager or the CD, the Supervised Person’s trading activity is having an adverse impact on their job performance.
G.	INSIDER TRADING AND MATERIAL NON-PUBLIC INFORMATION
RUSA aspires to the highest standard of business ethics. The purpose of RUSA’s policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RUSA has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of material, non-public information.
Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances. Situations which could potentially require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors’ committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. Because of the nuances involved, it is imperative you refer any questions to the Legal Department for a correct interpretation if you believe you may be in possession of material non-public information.
1.	What is Material Information?
There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult the Legal Department.
2.	What is Non-public Information?
Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult the Legal Department.
While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the Legal Department if you have any questions with regard to this Regulation.
RIM Supervised Persons working on a private securities transaction who receives information from a company representative regarding the transaction or who have knowledge of an affiliate’s private equity transactions should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

1.	Examples of Material, Non-Public Information
A.	Material information may be about the issuer itself such as:
•	Information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

•	any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

•	information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

•	information about a company’s personnel (such as a valuable employee leaving or becoming seriously ill); or

•	information about a company’s financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).
B.	Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets such as:
•	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

•	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.
C.	Material information may include information about RIM’s portfolio management activities such as:
•	Any information that RIM is considering when assessing whether to purchase or sell a security;

•	any actual purchase or sale decisions; or

•	all client holdings.
2.	RUSA’s Use of Material, Non-Pubic Information
Supervised Persons may receive or have access to material, non-public information in the course of their work at RUSA. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, RUSA has adopted the following policies:
Supervised Persons:
•	may not use material, non-public information for investment purposes to benefit client or proprietary accounts, for personal gain, or share such information with others for their personal benefit; or

•	may not pass material, non-public information about an issuer on to others or recommend that others trade the issuer’s securities; or

•	must treat as confidential all information defined in Section E, Confidentiality, of this Code and preserve the confidentiality of such information and disclose it only as defined in that section; or

•	must consider all client holdings as material, nonpublic information. In addition, if a Supervised Person is aware that RIM is considering or actually trading any security for any account it manages, the Supervised Person must regard that as material, nonpublic information. While deemed material, nonpublic information, securities which RIM is considering or actually trading for client accounts are exempt from reporting to Legal, but remain subject to all confidentiality provisions discussed above in Section E as well as RIM’s Privacy Policy, Selective Disclosure Policy, and Investment Recommendations Policy.
•	are prohibited from discussing the following when sourcing or analyzing investment ideas with buy-side investment professionals:
•	disclosing whether or not a particular security is held in client accounts;

•	disclosing RIM’s immediate buy/sell intent with respect to a specific security, or

•	making consensus buy/sell decisions.
•	must contact Legal and disclose that they are in possession of material nonpublic information and may not communicate such information to anyone without the advance approval of Legal.
3.	Penalties for Insider Trading
Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue you.
Regardless of whether a government inquiry occurs, RIM views seriously any violation of this Policy Statement. Disciplinary sanctions may be imposed on any person committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.
4.	Monitoring
In addition to maintaining a Restricted List, RIM maintains Value Added Investor Procedures to identify and monitor potential conflicts of interest and potential insider trading due to the nature of these relationships. Furthermore, RIM’s Compliance Department maintains polices and procedures to monitor and detect instances of insider trading which include, but are not limited to, reviews of personal trading activity and email surveillance.
H. GIFTS AND ENTERTAINMENT POLICY
Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.
DEFINITIONS:
“Gift” — anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.
“Entertainment” — business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

1.	GIFTS POLICY
A.	No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

B.	No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

C.	Generally, a Supervised Person may not accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.). Exceptions are permissible with the approval of a member of RIM’s Management Committee.

D.	Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

E.	Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.
2.	ENTERTAINMENT POLICY
A.	Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

B.	Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

C.	Prior to providing entertainment to a representative of a public entity, contact the CD in order to verify interpretation understanding of state or municipal regulations.
3. STANDARD OF REASONABLENESS
The terms “extraordinary” or “extravagant,” “customary in the industry,” and “normal and customary” may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the Legal/Compliance Department.
4. RECORDS
RUSA must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, or the CD.
I.	CHARITABLE CONTRIBUTIONS POLICY
From time to time, RUSA or its Supervised Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RUSA has adopted the following procedures.
If a contribution is requested by a client, RUSA may agree to charitable contributions subject to the following terms.
a.	The check must be made in RUSA’s name (not the client or the supervised person)

b.	Any tax benefit is taken by RUSA

c.	The contribution does not directly benefit the client

d.	The contribution is not made to satisfy a pledge made by the client

e.	The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

     Charitable contributions must be pre-approved by your supervisor.
J.	POLITICAL CONTRIBUTIONS POLICY
From time to time, RUSA or its employees may be asked by a client to make political contributions. In addition, Supervised Persons, by their own volition, may seek to make individual political contributions. As an investment manager, RUSA is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, RUSA requires that all personal political contributions be subject to a preclearance policy.
For the purposes of this policy, political contribution includes a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.
1.	FIRM CONTRIBUTIONS
RUSA does not make political contributions.
2.	INDIVIDUAL CONTRIBUTIONS
For all Supervised Persons
–	RUSA will not reimburse any employee for individual political contributions. In addition, the RUSA corporate credit card cannot be used to make contributions.

–	Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor’s jurisdiction for whom the contributor is not eligible to vote.

–	Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

–	Certain contributions, even within your voting jurisdiction, may restrict or prohibit RUSA from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with RUSA’s business, please consult with the Head of Sales or the RIM’s CD prior to making an individual contribution.
For Supervised Persons in Sales, Marketing and Portfolio Management
–	In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.
Supervised Persons should contact the CD for a copy of the political contribution preclearance form.
K.	OUTSIDE BUSINESS ACTIVITIES
A potential conflict of interest exists with respect to a Supervised Person’s duties to RUSA and its clients when individuals are permitted to engage in outside business activities.
Written requests must be submitted to the Supervised Person’s supervisor with a copy to the CD prior to a Supervised Person seeking to:
•	engage in any outside business activity, or

•	accept any position as an officer or director of any corporation, organization, association, or mutual fund.
The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The CD, in conjunction with the Supervised Person’s supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.
If approved, the CD will provide the Supervised Person with written approval. In addition, if applicable, the Compliance Department will ensure that a registered representative’s Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RUSA.
Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Supervised Person’s outside business activities. The CD will verify items reported on the Questionnaire against written requests received throughout the year.
L.	REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to the CD and the General Counsel. RUSA is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity. Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Based on facts and circumstances, the CD may escalate the matter to RIM’s Management Committee for resolution. Supervised Persons may appeal the Management Committee’s decision to Robeco’s Whistle Blowing Committee. This Committee acts in line with Robeco’s Global Whistle Blowing Policy.
M.	ANNUAL REVIEWS AND CERTIFICATIONS
The CD will review the Code annually and update any provisions and/or attachments which RUSA deems require revision.
Upon employment, all Supervised Persons are required to certify that they have:
1.	Received a copy of the Code;

2.	Read and understand all provisions of the Code; and

3.	Agreed to comply with all provisions of the Code.
At the time of any amendments to this Code, all Supervised Persons are required to:
1.	Certify they have received, read and understood the amendments to the Code; and

2.	Agree to comply with the amendment and all other provisions of the Code.
Annually, all Supervised Persons are required to:
1.	Certify they have read and understand all provisions of the Code; and

2.	Agree to comply with all provisions of the Code.
N.	SANCTIONS
Regardless of whether a government inquiry occurs, RUSA views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

O.	FURTHER INFORMATION
If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult Legal or the CD.
B. Value-Added Investors
INTRODUCTION
Procedures are set forth below to address information sharing where a senior executive of a public company or a private company that is a hedge fund, broker-dealer, investment adviser or investment bank (collectively “Value-Added Investors” or “VAIs”) may invest in RIM’s private funds.
IDENTIFICATION
To identify VAIs, the CD reviews the following documents:
1)	Annual Outside Business Activities Questionnaire and subsequent changes submitted throughout the year;

2)	Annual Conflict Questionnaire which identifies family and significant other relationships;

3)	New account start-up documentation; and

4)	2790 Questionnaires.
MONITORING
A.	Individuals Associated with Public Companies
1)	When RIM identifies a VAI who works at a public company through its identification program, the CD codes its pre-trade compliance system to flag the issuer, but does not preclude the trade;

2)	Exception reports which indicate if an investment has been made are reviewed daily, on a next-day basis, by the CD;

3)	Exceptions are reviewed with portfolio managers to substantiate the investment decision process for the transaction.

4)	The CD will also perform a market review of company announcements and pricing history for a reasonable period prior to and following the trading.
B.	Individuals Associated with Private Companies (broker-dealer, investment bank, investment adviser, or hedge fund)
1)	When RIM identifies a VAI who works at a private company through its identification program, RIM codes the individual’s name and company into its email surveillance system;

2)	The CD performs periodic reviews of emails in accordance with its Email Surveillance Policy.
C. Education
The CD has established an in-house regulatory training program to ensure that employees are aware of their compliance responsibilities.
Within a reasonable time after employment, but no later than one month, Human Resources (“HR”) provides each new employee with an orientation education program that includes Compliance training. In addition, the CD conducts targeted training sessions with the business groups as deemed necessary.
The CD maintains a copy of the presentation material presented in a training session, plus attendance forms dated and signed by attending employees.

D. Regulatory Inquiries and Disclosure Obligations
RIM may receive inquiries from a variety of federal agencies such as the SEC, the Department of Treasury, the Department of Labor, and the U.S. Attorney’s Office, as well as from state agencies, including state securities bureaus and other local authorities and industry regulators such as the Financial Industry Regulatory Authority (“FINRA”).
If you are contacted by a government official or other industry regulator, whether by telephone, letter or office visit, you may not, under any circumstances, engage in discussions with the contacting party, or take any other action in response to such contact, other than advising the contacting party that all employees are under instructions to refer all such inquiries to the CCO. The intent behind this policy is to ensure that RIM responds on a consistent and uniform basis to all regulatory inquiries. This policy is standard industry practice and should not evoke an adverse reaction from any experienced regulator.
You must notify the CD immediately in the following instances:
1.	any personal bankruptcies;

2.	any litigation involving:
a.	a particular investment or an investment-related business or activity; or

b.	the following activities whether or not related to a particular investment or investment related activity:
i.	criminal matters;

ii.	fraud, false statement, or omission;

iii.	theft, embezzlement, or other wrongful taking of property;

iv.	bribery, forgery, counterfeiting, or extortion;

v.	dishonest, unfair, or unethical practices.
This information permits for RIM to determine whether a disciplinary disclosure must be made in its Form ADV, or whether special disciplinary disclosure must be made as required by Rule 206(4)-4 under the Advisers Act, or whether books and records must be maintained beyond the time frames established by the Advisers Act. You should notify the CD promptly and at least by the time you receive service or another notification of a pending legal matter.
A “pending legal matter” includes any existing, anticipated, or threatened investigation or other legal action concerning RIM, its clients, or any employee. Examples of pending legal matters include, but are not limited to:
•	Correspondence making a demand or threatening litigation;

•	The serving of a civil complaint, criminal complaint or indictment;

•	The serving of a subpoena; or

•	An investigation by any US federal or state regulatory authority (such as an informal or formal investigation by the SEC, FINRA, or the Department of Justice; a federal or state grand jury investigation; a tax audit by the Internal Revenue Service or state tax authorities, etc.); or

•	An investigation by any international regulatory authority.
RIM has instituted the following additional procedures to oversee the collection and disclosure of all relevant US or international legal or disciplinary actions:
1.	Upon employment and annually thereafter, each employee is required to fill out Item 11 of Part 1 of Form ADV as well as certify that the employee has reported and will report any and all legal and/or disciplinary actions to the CD.
2.	The CD is responsible for reviewing these reports and, in conjunction with applicable parties as necessary, will make a determination on whether any disclosed information must be reported in Form ADV, Part 1 or to clients.

3.	Certain clients may subject RIM to specific contractual reporting obligations with respect to disciplinary events, legal investigations or proceedings. The CD will make a determination on whether any event must be reported in accordance with those contractual obligations.

4.	RIM primarily considers the following factors when determining whether an event is “material”:

▪	the distance of RIM or the individual from the advisory function;

▪	the nature of infraction;

▪	the severity of the sanction; and

▪	the time elapsed.
5.	For Rule 206(4)-4, certain criminal, civil, administrative and SRO proceedings include a presumption of materiality if the proceedings involve RIM or a management person of RIM and the proceedings are not resolved in RIM’s or the management person’s favor. A management person is generally considered a person with power to exercise control over the management or policies of the adviser or to determine the general investment advice given to clients. However, a disciplinary event that is reportable under Item 11 of Part 1 of Form ADV is not presumptively material for purposes of Rule 206(4)-4(b). RIM will review the applicability of reporting requirements to ensure compliance with this provision.

6.	RIM will notify prospective clients within 48 hours prior to entering into an advisory contract (or at the time of entering into the contract, provided that the client then has the right to terminate the contract without penalty within five business days) of any action determined to be material in evaluating RIM’s integrity or ability to meet contractual commitments. Notice may be made in RIM’s Form ADV or applicable Offering Documents.
E. Initial and Annual Employee Acknowledgements
Upon employment, employees receive an initial certification package which consists of the following:
1) Annual Policy Acknowledgment/Certification Form, including Code of Ethics certifications;
2) Annual Holdings Report
3) Outside Business Activities
4) Conflicts Questionnaire
5) Disciplinary Questionnaire
All forms must be signed and returned to the CD promptly.
The CCO will cause any material amendments to the Manual to be distributed to applicable parties. The CCO will distribute to all employees annually an updated Manual as well as an annual certification package. Employees should review the general policies applicable to everyone as well as the specific policies applicable to their job function. If employees note an out-of-date business practice related to their function, they are instructed to contact their supervisor. Employees must sign the form annually and submit it to the CD. The CD will maintain the certification forms.
F. Annual Review of Compliance Policies and Procedures
The CCO will review this Manual and all related policies and procedures upon the occurrence of: (i) any significant compliance event; (ii) any meaningful change in RIM’s business arrangements; or (iii) any applicable regulatory developments.
In addition, the CCO will undertake a review of the policies and procedures contained in this Manual on an annual basis to determine their adequacy and the effectiveness of their implementation. This review will include specific consideration of the following:
1.	Any compliance matters that arose during the previous year;

2.	Any changes in RIM’s business activities (or any affiliated entities); and

3.	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.
Upon the conclusion of the annual review, the CCO will prepare and deliver a report of her findings to the Management Committee. The report will identify any material violations of this Manual and any actions taken or recommendations for actions to rectify such violations, including adoption of additional policies and procedures or modifications to existing policies and procedures. The Supervisor will be responsible for the implementation of such additional or modified policies and procedures. The CCO will be responsible for maintaining copies of these reports.
G. Conflicts of Interest
RIM owes its clients a duty of loyalty and monitors situations in which the interests of its advisory clients may be in conflict with its own interests. RIM identifies business practices that may cause a conflict of interest between it and its clients, discloses such conflicts of interest to clients and develops reasonable procedures to mitigate such conflicts.
RIM has identified the following potential conflicts of interest and the measures it uses to address these matters:
Equitable Treatment of Accounts
RIM recognizes that potential conflicts may arise from the side-by-side management of registered investment companies and “investment accounts,” which include privately offered funds and separately managed accounts of individuals and institutional investors. Where RIM’s separately managed accounts are charged performance fees, portfolio managers may be inclined to take investment risks that are outside the scope of such client’s investment objectives and strategy. In addition, since RIM’s private investment funds charge performance fees and share those fees with portfolio managers, such portfolio managers may also be inclined to take additional investment risks. RIM maintains a Trade Allocation and Aggregation Policy as well as a Simultaneous Management Policy to ensure that client accounts are treated fairly and equitably. The CD reviews allocations and dispersion regularly, and accounts within the same strategy are generally precluded from simultaneously holding a security long and short. Risk Management performs periodic reviews to ensure the product complies with the investment strategy and defined risk parameters.
Furthermore, since RIM charges a performance fee on certain accounts, and in particular these accounts may receive “new issues” allocations, RIM has a conflict of interest in allocating new issues to these accounts. RIM maintains an IPO Allocation Policy and the CD assists in, and/or reviews, the allocation of new issues to ensure that IPOS are being allocated among all eligible accounts in an equitable manner.
Utilizing Brokerage to Advantage RIM
RIM does not place trades through affiliated brokers. Securities trades are executed through brokerage firms with which RIM maintains other advantageous relationships, such as soft dollars. In these cases, the broker may expect commission business in return. RIM has established a Trade Oversight Committee (the “TOC”) to evaluate brokerage services and to review commissions paid to brokers. In addition, RIM maintains a Best Execution Policy and a Soft Dollar Policy to assist in its monitoring efforts. RIM also identifies affiliates of the investment companies for which it acts as investment adviser or sub adviser to ensure it is trading in accordance with applicable rules and regulations.
Directed Brokerage
RIM faces an inherent conflict since it is in a position to direct client transactions to a broker or dealer in exchange for distribution capacity. RIM maintains policies which prohibit its traders from considering a broker-dealer’s distribution capacity for promoting or selling RIM’s separate account services, mutual funds, or proprietary funds (collectively “RIM’s Services”) during the broker selection process. Nor will RIM compensate any broker either directly or indirectly by directing brokerage transactions to that broker for consideration in selling RIM’s Services.
Mixed Use Allocations and Use of Soft Dollars to Benefit Adviser
Soft dollar services which have a “mixed use” allocation present a conflict of interest when determining the allocation between those services that primarily benefit RIM’s clients and those that primarily benefit RIM. In addition, a conflict of interest exists when RIM uses soft dollars to pay expenses that would normally be paid by RIM. RIM has developed soft dollar policies which require it to make a good faith allocation of “mixed use” services and to document its analysis. In addition, the CD reviews all requests for soft dollars to ensure inclusion under the safe harbor of Section 28 (e) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Trade Errors
A conflict arises when an investment adviser requests a broker/dealer absorb the cost of a trade error in return for increased trading and/or commissions. RIM prohibits correcting a trade error for any quid pro quo with a broker and has procedures for the proper correction of trade errors.
Principal Transactions
A principal transaction occurs when an investment adviser, acting for the account of itself or an affiliate buys a security from, or sells a security to a client. An inherent conflict of interest exists since an adviser has an opportunity to transfer unwanted securities from its account to a client’s account, sell securities to a client’s account at prices above the market, or transfer more favorably priced securities from a client account to its account. RIM generally does not permit the selling of a security from one client account and the purchasing of the same security in another client account if RIM has a principal interest in one of the accounts at the time of the transaction. Additionally, RIM requires that clients give consent by signing subscription agreements to purchase a pooled investment vehicle in which RIM or a related entity has an interest.
Cross Trades
Cross transactions between clients create an inherent conflict of interest because RIM has a duty to obtain the most favorable price for both the selling client and the purchasing client. RIM generally does not engage in cross trading, however RIM has procedures to ensure that any cross trade is in the best interests of all clients.
Affiliated Investments
Potential conflicts exist if RIM directs client investments into affiliated vehicles in order to increase the size of these vehicles and thereby increase its compensation by (a) lowering overall expenses of the vehicle, some of which RIM may have responsibility for; (b) permitting greater marketing of the vehicle which will generate greater fee revenue for RIM; or (c) allowing RIM or an affiliate to redeem its investment capital in such vehicle. To mitigate any detriment to the client, RIM has product suitability procedures and will obtain a client’s consent prior to investing client assets in an affiliated vehicle.
Proprietary Trading Opportunities
Employees are in a position to take investment opportunities for themselves or RIM before such opportunities are executed on behalf of clients. Employees have a duty to advance RIM’s client interests before RIM interests or their personal interests. RIM must assure that employees do not favor their own or RIM’s accounts. RIM has a comprehensive Code of Ethics (“Code”) which includes, but is not limited to, procedures on ethical conduct and personal trading, including preclearance and blackout procedures, to which all employees are subject.
Insider Trading/Non-Public Information
Employees are in a position to learn material nonpublic information. Such employees are in a position to trade in their personal accounts on such information, to the potential disadvantage of client accounts. RIM’s Code addresses insider trading to educate and outline permissible and non-permissible activities. Employees certify, at least annually, that they are in compliance with the Code.
RIM periodically discusses securities which may be held in client accounts with external investment professionals when sourcing and analyzing investment ideas. These discussions may include but are not limited to economic factors, market outlook, sector and industry views, and general and/or specific information regarding securities. Discussion of specific securities creates a conflict which could disadvantage RIM’s clients if the external parties were to act upon this information, including but not limited to front-running and scalping either particular securities or numerous securities in a similar sector to the extent such information is known about RIM’s holdings. RIM has policies prohibiting discussion of client investments for non-business purposes and has outlined permissible activities as well as certain other prohibitions when sourcing investment ideas for business purposes.
Value-Added Investors
A senior executive from a public company or a private company that is a hedge fund, broker-dealer, investment adviser, or investment bank, (collectively “VAIs”), may invest in RIM’s private funds. A conflict exists if RIM invests in companies affiliated with a VAI or if a VAI who works at a private company provide material non-public information to RIM or vice versa. Both of these conflicts raise issues with respect to information sharing. RIM has procedures to: i) identify these individuals through its annual outside businesses questionnaire, its annual compliance questionnaire, review of new account start-up documents, and its 2790 questionnaires, and ii) monitor conflicts these persons present through its pre-trade compliance system and/or email surveillance.
Selective Disclosure
Selective disclosure occurs when material information is given to a single investor, or a limited group of investors, as opposed to disclosing the information to all investors at the same time. This practice may allow one set of investors to profit on undisclosed information prior to giving others the same opportunity. In order to prevent this conflict of interest, RIM has procedures regarding the dissemination of account holdings.
Valuation of Client Accounts
Because RIM calculates its own advisory fees, it has an incentive to over-value such accounts to either increase the fees payable by the client, or to conceal poor performance for an incentive fee. RIM has several safeguards in place to mitigate this conflict. RIM has a policy for the valuation of securities. RIM’s Operations Department (“Operations”) reconciles cash, assets, and prices for all client accounts with the client’s custodian bank’s records on a monthly basis. Finally, procedures exist to periodically review client fee invoices.
Representing Clients
At times, clients may request RIM represent their interests in class action litigation, bankruptcies or other matters. RIM’s expertise lies in investment management and has an inherent conflict of interest if cast in any other role. When possible, RIM’s investment management agreements include provisions that RIM will not act on behalf of the client in class actions, bankruptcies or matters of litigation.
Outside Business Activities
An employee’s outside business activities, may conflict with the employee’s duties to RIM and its clients. RIM requires all employees to disclose any outside employment to the CD, who in conjunction with the employee’s supervisor and the Director of HR, will identify any potential conflicts. In the event that a resolution to the conflict cannot be reached, the employee may be asked to terminate either his outside employment or his position with RIM.
Business Gifts and Entertainment
RIM employees periodically give or receive gifts from clients. RIM employees host clients or receive entertainment provided by a client. Such gifts or entertainment may be considered efforts to gain unfair advantage. RIM maintains a gifts and entertainment policy and has developed a “Q&A” sheet to guide employees regarding certain types of gifts and entertainment. Generally, employees are not permitted to give or receive gifts of more than $100 in value, per person, per year. Entertainment that is normal or customary in the industry is considered appropriate. Employees should consult the CD if they are unsure about a particular gift or value of entertainment.
Illegal or Unethical Behavior
Unethical or illegal conduct by employees damages RIM’s ability to meet its fiduciary duties to clients. Employees are required to report to management any actual or suspected illegal or unethical conduct on the part of other employees of which they become aware or any situations in which they are concerned about the “best course of action.” In addition, employees are required to certify annually that they are in compliance with this Manual. Regardless of whether a government inquiry occurs, RIM views seriously any violation of this Manual. Disciplinary sanctions may be imposed on any employee committing a violation of this Manual.
Proxy Voting
RIM’s proxy voting authority for its clients, puts it in a position where its interests may conflict with the best interests of its clients when determining how to vote. RIM has a proxy voting policy and has engaged an outside vendor to execute proxies according to this policy. RIM has a procedure to handle conflicts of interest which may arise in voting client securities.

Consulting Relationships
RIM may purchase software, educational programs and peer group information from consulting firms that represent RIM clients. Due to the lack of payment transparency, these relationships could give rise to improper activity on the part of the investment adviser or the consultant. RIM has a policy to review products or services received through a consultant relationship.
Research Fund
Certain investment analysts act as portfolio mangers for this proprietary fund in addition to their primary responsibilities of recommending securities for client portfolios. RIM has identified the inherent conflicts of interest which exist by virtue of this combined role and has developed an order allocation and proprietary security transaction procedure to place clients’ interests before those of RIM and the analysts/portfolio mangers.
H. Regulatory Reports and Disclosures
RIM must make accurate regulatory reports and disclosures or communications sent to existing and potential investors. The following are regulatory reports applicable to RIM:
1.	Form ADV (Rule 204-1)

Descriptions of RIM’s business and applicable disclosures are contained within RIM’s Form ADV, Parts I and II. RIM reviews these documents to ensure accuracy and appropriateness as follows:
▪	Promptly for any changes in:
▪	Part 1A — Items 1, 3, 9, and 11

▪	Part 1B — Items 1, 2A-2F
▪	Promptly for material changes in:
▪	Part IA — Items 4, 8, 10

▪	Part 1B — Item 2.G.
▪	Within 90 days of Fiscal Year End for any other changes.
2.	State Filings
a)	State of Oklahoma — RIM is contractually required to register with the state of Oklahoma. This registration is renewed annually.

b)	State notification filings — Notice filings are commensurate with ADV amendments with any states where required or with any states where RIM is registered per contractual commitments
3.	Canadian Filings
a)	Annual Renewal of Registration
i.	The Province of Ontario — RIM is registered as an International Adviser in the categories of Investment Counsel and Portfolio Manager.

ii.	The Province of Alberta — RIM is registered as an International Adviser in the categories of Portfolio Manager and Investment Counsel (Foreign).

iii.	The Province of British Columbia— RIM is registered as an International Adviser in the category of Portfolio Manager (Securities).
b)	Annual Audited Financial Statements for the Alberta Securities Commission

c)	Annual Report for a Limited Liability Company for the Province of British Columbia.
4.	Investment Adviser Representative (“IAR”) Licensing

Since RIM’s client base is comprised of primarily institutional investors, RIM does not anticipate that any of its employees would fall within the IAR definition and require state registration or licensing. The CD will determine whether any of our employees fall within this definition at the time of each new high net worth relationship. The CD will review that determination on an annual basis.

5.	Blue Sky Flings

RIM’s domestic limited partnerships are required to make periodic filings in certain instances:
▪	Form D for CA, NY, MA and the SEC

▪	Form U2 for CA, NY, MA and the SEC
6.	Cayman Filings

RIM’s offshore limited partnerships are required to make periodic filings in certain instances:
▪	Cayman Monetary Authority Fees for annual registration

▪	Material changes in offering documents

▪	Changes in fund name, registered office, principal office, administrator, auditors, or directors
7.	Reporting Requirements Under the Exchange Act
a)	Form 13-G

RIM files Form 13-G, monthly or annually as applicable, in lieu of a Schedule 13-D when it has acquired more than 5% but less than 20% of the outstanding shares of a security because RIM acquires securities in the ordinary course of business and not with the purpose of changing or influencing control of the issuer.

b)	Form 13-F

RIM files Form 13-F since it exercises investment discretion with respect to exchange traded or NASDAQ quoted equity securities having an aggregate fair market value of at least $100 million on the last trading day of any month. RIM files Form 13-F within 45 days after the end of each quarter.

c)	Forms 3, 4 and 5/Section 16

RIM, as a qualified institutional investor, is exempt from these filings because RIM purchases securities on behalf of client accounts: (i) in a fiduciary capacity (i.e., not for its account); (ii) in the ordinary course of business; and (iii) without the purpose or effect of changing or influencing control of the issuer.

d)	Hart Scott Rodino (“HSR”) Act

RIM is exempt from HSR filings as it does not hold positions in excess of $50 million or more in the assets or voting securities of an issuer.

e)	Foreign Security Filings

To the extent RIM holds securities of foreign issuers, RIM will monitor and comply with local authorities regulatory filing requirements.
8.	NFA and CFTC Filings

RIM is registered as a Commodity Trading Advisor and a Commodity Pool Operator makes regulatory filings as necessary.
I. Disclosure Obligations
RIM makes certain disclosures to prospects and clients pursuant to the Advisers Act and other federal securities laws. The CCO reviews the accuracy of these disclosures and monitors industry developments to ensure RIM meets new regulatory disclosure requirements.
All employees must bring to the attention of the CD any information which may require disclosure.

RIM currently makes the following disclosures:
1.	Brochure Rule (Rule 204-3)
a)	Delivery

RIM will deliver to each client or prospective client a copy of its Form ADV Part II (i) not less than 48 hours prior to entering into any advisory contract, or (ii) if, at the time of entering into a contract, acknowledging the client has a right to terminate the contract without penalty within five business days after entering into the contract.

b)	Offer to deliver

RIM provides or offers to provide to each of its clients an updated copy of the Form ADV Part II on an annual basis.

c)	Contractual Obligations

RIM also honors contractual obligations to provide Form ADV amendments.
2.	Performance Fee Rule (Rule 205-3)

RIM provides disclosure consistent with the Rule for clients that elect a performance-based fee arrangement.

3.	Performance Advertising (Clover Capital Management Inc. No-Action Letter)

RIM lists “Clover” disclosures on its promotional materials that contain investment performance.

4.	Custody Rule (Rule 206(4)-2)

RIM may be deemed to have direct or indirect control over client assets and, accordingly, be deemed to have custody of client assets in certain instances. In these instances, RIM will comply with the reporting aspects of the rule or rely on an appropriate exception.

5.	Solicitors Rule (Rule 206(4)-3)

Unaffiliated solicitors are contractually obligated to make certain disclosures regarding their relationship with RIM and obtain a signed acknowledgement from the client.

6.	Financial and Disciplinary Information (Rule 206(4)-4)

RIM will disclose all material facts with respect to its financial condition that are reasonably likely to impair its ability to meet contractual commitments to clients. The CFO will monitor RIM’s financial stability and assist the CCO in making appropriate disclosures if necessary. RIM will promptly disclose to all clients the relevant facts concerning any legal or disciplinary event that would be material in evaluating its integrity or ability to meet contractual commitments to advisory clients.

RIM is obligated to report certain disciplinary items in Item 11 on Form ADV Part 1 as well as the accompanying Disclosure Reporting Page (DRP). The CCO is responsible for overseeing prompt and appropriate updates to Form ADV and/or other disclosure documents to reflect material legal and disciplinary action. RIM has the following procedures to assist in this process:
A.	Upon employment and annually thereafter, each employee is required to fill out Item 11 of Part 1 of Form ADV as well as certify that he or she has reported and will report any and all legal and/or disciplinary actions to the CD.

B.	The CD is responsible for reviewing these reports and, in conjunction with the CEO and General Counsel, will make a determination on whether any disclosed information must be reported in Form ADV, Part 1 or to clients.

C.	Certain clients may subject RIM to specific contractual reporting obligations with respect to disciplinary events, legal investigations or proceedings. The CD, and in conjunction with the CEO and General Counsel, will make a determination on whether any event must be reported in accordance with those contractual obligations.

D.	RIM primarily considers the following factors when determining whether an event is “material”:
▪	the distance of RIM or the individual from the advisory function;

▪	the nature of infraction;

▪	the severity of the sanction; and

▪	the time elapsed.
E.	For Rule 206(4)-4, certain criminal, civil, administrative and SRO proceedings include a presumption of materiality if the proceedings involve RIM or a management person of RIM and the proceedings are not resolved in RIM’s or the management person’s favor. A management person is generally considered a person with power to exercise control over the management or policies of the adviser or to determine the general investment advice given to clients. However, a disciplinary event that is reportable under Item 11 of Part 1 of Form ADV is not presumptively material for purposes of Rule 206(4)-4(b). RIM will review with the General Counsel the applicability of reporting requirements to ensure compliance with this provision.

F.	RIM will notify prospective clients within 48 hours prior to entering into an advisory contract (or at the time of entering into the contract, provided that the client then has the right to terminate the contract without penalty within five business days) of any action determined to be material in evaluating RIM’s integrity or ability to meet contractual commitments. Notice may be made in RIM’s Form ADV.
7.	Proxy Rule (Rule 206(4)-6)

RIM has procedures designed to ensure that client securities are voted in their best interests. RIM provides clients with a Proxy Summary Statement as part of its new account start-up procedures. The Statement summarizes RIM’s Proxy Voting Policies and Procedures and informs the client on how to obtain proxy materials related to its account.

8.	Privacy Rule (Reg S-P)

RIM delivers a Privacy Policy Notification to “customers,” as that term is defined in the Regulation, (i) at the time a prospect becomes a customer and (ii) annually thereafter.

9.	Conflicts of Interests

RIM discloses material conflicts of interest on Schedule F of its Form ADV Part II.

10.	Contractual Obligations

RIM tracks contractual reporting requirements and facilitates disclosure obligations pursuant to commitments set forth in its client’s investment management agreement (“IMA”).

11.	Canadian Representations

Disclosures required by the Ontario Securities Commission for all Canadian clients (the Statement to Clients) are contained in RIM’s standard Canadian investment management agreement. If the client’s agreement is used, RIM provides a written form of statement outlining the required disclosures.

12.	GIPS

RIM annually sends or offers to send a GIPS compliance performance report to each client.